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                [GREENSFELDER, HEMKER & GALE, P.C. LETTERHEAD]

                               ATTORNEYS AT LAW

                                                                     EXHIBIT 5
March 26, 1996



Jones Medical Industries, Inc.
1945 Craig Road
St. Louis, Missouri  63146

Gentlemen:

We are acting as counsel for Jones Medical Industries, Inc. (the "Company") in connection with the registration of an aggregate of 2,300,000 shares of its Common Stock, par value $.04 per share (the "Shares"), under the Securities
Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (File No. 333-1207) filed on February 26, 1996. The Registration Statement relates to an offering by the Company of an aggregate of 2,000,000 Shares together with an additional 300,000 Shares which may be sold by the Company pursuant to an "over-allotment option" to be granted to the several Underwriters as more fully described in the Registration Statement and the related Underwriting Agreement.

We have examined all proceedings with reference to the due incorporation of the Company under the laws of the State of Delaware, minutes of meetings of the Company's Board of Directors and stockholders and such other papers and records as we deem relevant to the opinions set forth below.

Based upon the foregoing, it is our opinion that the Shares, when delivered and paid for as contemplated by the Registration Statement and related Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this opinion in the Prospectus constituting part of the Registration Statement.


                                   Yours very truly,

                               GREENSFELDER, HEMKER & GALE, P.C.


                               By  /s/ Charles E. H. Luedde
                                   Charles E. H. Luedde


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